EXHIBIT 10(f)

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                                                                    CONFIDENTIAL

September 26, 2002

To:           D. J. Edinger

From:         D. P. Cardarelli

Re:           INCENTIVE

Dan, please refer to the following regarding the components of your incentive compensation that may be payable in the event of Agway's "sale of Telmark" during Agway's fiscal year ending June 30, 2003. This letter supercedes and replaces the November 30, 2001 memo from Jerry Seeber to you and the July 19, 2002 memo from me to you.

              1. If you voluntarily leave Agway at the end of the closing of any sale of Telmark during the fiscal year ending June 30, 2003, whether or not to join the acquirer, under your Executive Incentive Plan for Period Beginning July 1, 2002, you will be considered to have terminated employment for "good reason." Therefore, you will be eligible for a payout of one times your base salary and a payout of both your annual and multi-year incentives at target, each, pro-rated for time in plan.

                  In addition, Telmark will also provide a retention incentive ("stay pay") for you to stay as President of Telmark during the period ending September 30, 2003 (or earlier date if employment is terminated for "good reason") of $230,022. You will receive 50% of the stay pay as of March 31, 2003 and the remaining 50% as of September 30, 2003. In the event of a sale of Telmark before September 30, 2003, you will receive 100% of the stay pay, less any stay pay payments previously received.

              2. In addition to any payments that may be made to you pursuant to your Executive Incentive Plan and for stay pay, Telmark will also provide an incentive for any sale of Telmark through September 30, 2003. This incentive is provided in recognition of the added responsibilities you have assumed and will assume to prepare for and complete a sale of Telmark.

                  This component will provide you with an incentive/bonus payment equal to the difference between (a) $985,000, and (b) the amount payable to you pursuant to paragraph 1. In other words, if the closing of a sale of Telmark occurs on or before September 30, 2003, and if you remain as President of Telmark through the closing date, you will receive a combined amount equal to $985,000, a portion of which will be paid pursuant to your Executive Incentive Plan, a portion for stay pay, and the balance of which will be paid as an incentive/bonus for a sale of Telmark. This payment would be made regardless of the actual sale price.
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                                      - 2 -

              3. Your right to the incentive/bonus payment described above, however, is subject to the following added conditions:

                  a. No amount will be payable pursuant to paragraph 2 if the closing date of the sale of Telmark does not occur on or before September 30, 2003.

                  b. No amount will be payable pursuant to paragraph 2 if you voluntarily terminate your employment prior to the closing of a sale of Telmark or if you continue your employment with Agway after the closing of a sale of Telmark.

                  c. The amount payable pursuant to paragraphs 1 and 2 is an obligation of Telmark LLC.

                  d. This letter is not intended as a duplication of amounts that would otherwise be payable to you under your Executive Incentive Plan. The provisions of your Executive Incentive Plan shall remain in force and effect.

                  e. In order to avoid the application of Internal Revenue Code Sections 280G and 4999 to any payments that may be made to you, in no event will you be entitled to payments pursuant to this memo, your Executive Incentive Plan, or otherwise that would result in the application of the non-deduction and excise tax consequences imposed by Internal Revenue Code Sections 280G and 4999. Payments to you pursuant to this memo will be limited to the extent necessary to avoid any such application.

              4. "Sale of Telmark" means a sale of Agway's ownership interest in Telmark, a sale of substantially all of the assets of Telmark or a transfer of substantially all of the employees of Telmark to another party, such other party to be administering substantially all of the assets of Telmark.

Dan, as evidence of receipt and acceptance of the contents of this letter, please sign and return one copy of this letter. Thank you.



/s/Donald P. Cardarelli
--------------------------------
Donald P. Cardarelli
President and CEO
Agway Inc.



/s/Daniel J. Edinger                   Date:   September 26, 2002
---------------------------------            -----------------------------------
Daniel J. Edinger
President
Telmark LLC


/pf

cc:    S. H. Hoefer
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